TERMS AND CONDITIONS OF EMPLOYMENT AND TRANSITION

These Terms and Conditions of Employment and Transition (the "Agreement") are entered into this 10th day of July, 2023 (the "Execution Date"), with an effective date of September 1, 2023 ("Effective Date") by and between **COMMERCIAL METALS COMPANY**, a Delaware corporation (the "Employer" or the "Company"), and **BARBARA R. SMITH** ("Executive"). The Employer and Executive are collectively referred to as the "Parties," and individually as a "Party." This Agreement amends, restates and supersedes that certain Employment Agreement by and between the Company and Executive dated May 3, 2011, as amended on May 29, 2015, January 18, 2016, November 28, 2016, and August 31, 2017 (the "Prior Agreement") in its entirety.

RECITALS:

WHEREAS, the Employer and Executive are parties to the Prior Agreement, pursuant to which Executive currently serves as the Company's Chairman of the Board of Directors of the Company (the "Board") and Chief Executive Officer;

WHEREAS, effective as of the Effective Date, Executive desires to retire from her position as Chairman and CEO of the Company and be employed by the Company as its Executive Chairman of the Board under the terms of this Agreement during the Transition Period (as defined below);

WHEREAS, Executive and the Company have determined that it is in the best interests of both Parties for Executive to assist with the transition of Executive's duties and responsibilities in accordance with the terms of this Agreement beginning on the Effective Date and then to retire Executive's employment at the end of the Transition Period; and

WHEREAS, Executive and the Company desire to amend, restate, supersede and fully replace the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1. **PURPOSE**. The purpose of this Agreement is to formalize the terms and conditions of Executive's employment with the Employer as Executive Chairman of the Board. This Agreement cannot be amended except by a writing signed by both Parties.

2. **DEFINITIONS**. For the purposes of this Agreement, the following words and terms shall have the following meanings:

a. **"AFFILIATE"** or **"AFFILIATES"** shall mean any corporation, partnership, joint venture, association, unincorporated organization or any other legal entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Employer.

b. **"CAUSE"** shall mean (i) Executive's commission of theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to her employment with the Company, or any willful violation of Company policies (including the Company's ethics policies) or lawful directives of the Company, or any law, rules, or regulations applicable to the Company, including, but not limited to, those established by the Securities and Exchange Commission, or

any self-regulatory organization having jurisdiction or authority over Executive or the Company or any willful failure by Executive to inform the Company of any violation of any law, rule or regulation by the Company or one of its direct or indirect subsidiaries, provided, however, that Cause shall not include any act or omission of Executive that Executive reasonably believes is not a violation of any such policies, directives, law, rules or regulations based on the advice of legal counsel for the Company; (ii) Executive's willful commission of acts that would support the finding of a felony or any lesser crime having as its predicate element fraud, dishonesty, misappropriation, or moral turpitude; (iii) Executive's failure to perform her duties and obligations under this Agreement (other than during any period of disability) which failure to perform is not remedied within thirty (30) days after written notice thereof to Executive by the Board; or (iv) Executive's commission of an act or acts in the performance of her duties under this Agreement amounting to gross negligence or willful misconduct, including, but not limited to, any breach of Section 8 of this Agreement.

c. **CONFIDENTIAL INFORMATION.** During the course of her employment, Executive will receive Confidential Information of the Company. Confidential Information means information (1) disclosed to or known by Executive as a consequence of or through her employment with the Employer or any Affiliate; and (2) which relates to any aspect of the Employer's or any Affiliate's business, research, or development. "Confidential Information" includes, but is not limited to, the Employer's and Affiliate's trade secrets, proprietary information, business plans, marketing plans, financial information, employee performance, compensation and benefit information, cost and pricing information, identity and information pertaining to customers, suppliers and vendors, and their purchasing history with the Employer, any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of termination, been used by the Employer, any information related to the development of products and production processes, any information concerning proposed new products and production processes, any information concerning marketing processes, market feasibility studies, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans, financial information, including, without limitation, information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, business plans or other financial or business reports, and information provided to the Employer or any Affiliate by a third party under restrictions against disclosure or use by the Employer or others.

d. **"CONFLICT OF INTEREST"** means any situation in which Executive has two or more duties or interests that are mutually incompatible and may tend to conflict with the proper and impartial discharge of Executive's duties, responsibilities or obligations to the Employer, including but not limited to those described in the Employer's Code of Conduct (the "Code") that Executive has either not disclosed to the Employer or has disclosed and not been granted a waiver by the Audit Committee of the Board under the provisions of such Code.

e. **"GOOD REASON"** shall mean (i) the occurrence, without Executive's written consent, of a breach of any material provision of this Agreement by the Employer; or (ii) a significant reduction in the authorities, duties, responsibilities, compensation and/or title of Executive as set forth in this Agreement.

Executive shall give the Employer written notice within the guidelines of Section 409A of the Internal Revenue Code of 1986, as amended (the "IRC") of an intent to terminate this Agreement for "Good Reason" as defined in this Agreement, and (except as set forth

above) provide the Employer with thirty (30) business days after receipt of such written notice from Executive to remedy the alleged Good Reason.

3. **DURATION**. This Agreement shall, unless terminated as hereinafter provided, continue in effect from the Effective Date through August 31, 2024 (the "Initial Term"). Unless Executive or the Employer gives written notice of her or its intent not to renew this Agreement no later than thirty (30) days prior to its expiration, this Agreement shall automatically continue in effect for successive additional one (1) year terms subject to all other terms and conditions contained herein (each a "Renewal Term"). For purposes of this Agreement, the Initial Term and any Renewal Terms shall be referred to herein as the "Transition Period."

4. **DUTIES AND RESPONSIBILITIES**. During the Transition Period, Executive shall diligently render services to the Employer as Executive Chairman in accordance with the Employer's directives, and shall use her best efforts and good faith in accomplishing such directives. Executive shall report to the Board. As Executive Chairman of the Company, Executive's duties shall include, without limitation: (i) providing advice, support and guidance during the transition of the CEO; (ii) consulting with the CEO and the Board on the strategic vision and direction of the Company and supporting the CEO through the planning and execution of the Company's business plan; (iii) managing specific projects and other assignments, if any, delegated by the Board to Executive; (iv) enhancing and/or managing the transition to the new CEO of, relationships with the Company's key customers, partners, investors and employees; and (v) any other lawful orders, directions, or duties given to Executive by the Board from time to time.

5. **COMPENSATION AND BENEFITS**. In return for the services to be provided by Executive pursuant to this Agreement, the Employer agrees to pay Executive as follows:

a. **SALARY**. Executive shall receive an annual base salary of not less than $800,000.00 ($30,769.23 bi-weekly), less applicable taxes and withholdings, during the Transition Period for serving as Executive Chairman. This salary may be increased at the sole discretion of the Employer, and may not be decreased without Executive's written consent. Notwithstanding the foregoing, Executive may voluntarily decrease her salary at any time. As an officer of the Company, Executive shall not be entitled to any fees for services on the Board.

b. **BONUS**. Executive shall be eligible to receive a target bonus up to 100% of Executive's base salary (the "Bonus") for each fiscal year of the Employer ending August 31 during the Transition Period (subject to pro-ration for any partial fiscal year of employment) pursuant to the Employer's 2013 Cash Incentive Plan, as amended from time to time, the Employer's discretionary incentive plan, and any other short or long-term incentive plans as may be applicable to executives of similar level in the Company, and provided that Executive is employed with the Company on the date any such bonus is paid. The amount of any annual or long-term bonus shall be determined by, and in the sole discretion of, the Board. The Bonus, if any, shall be paid in a lump sum, as soon as practicable following the end of the Employer's fiscal year to which the Bonus relates, but in no event later than November 30 following the end of such fiscal year.

c. **LONG-TERM INCENTIVE AWARDS.** With respect to fiscal years during the Transition Period, subject to the Company's financial performance and the approval of the Compensation Committee of the Board, if Executive is employed by the Company on the date that the Company grants equity to its similarly-situated executives, Executive shall be eligible for consideration for a target equity grant of up to 400% of her Base Salary. Any equity grants shall

be subject to the terms of the Company's equity incentive plan and the form award agreements approved by the Compensation Committee of the Board.

d. **PAYMENT AND REIMBURSEMENT OF EXPENSES**. The Employer shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing her obligations under this Agreement in accordance with the policies and procedures of the Employer.

e. **INSURANCE, FRINGE BENEFITS AND PERQUISITES**. Executive shall be entitled to participate in or receive insurance and any other benefits under any plan or arrangement generally made available to the employees or executive officers of the Employer, including short and long-term plans for grants of equity, short and long-term bonus and incentive plans, health and welfare benefit plans, life insurance coverage, disability insurance, and hospital, surgical, medical, and dental benefits for Executive and her qualified dependents, (to the extent Executive elects to participate in such coverage where optional), and fringe benefit plans or arrangements, all subject to and on a basis consistent with the terms, conditions, and overall administration by the Employer of such plans and arrangements.

f. **VACATION**. In accordance with the policies of the Employer, Executive shall be entitled to the number of paid vacation days in each employment year determined by the Employer from time to time for its employees generally, but not fewer than twenty-five (25) business days in any employment year (prorated based on start date of employment in any year in which Executive is employed hereunder for less than the entire year in accordance with the number of days in such year during which Executive is so employed).

g. **EXECUTIVE EMPLOYEE CONTINUITY AGREEMENT**. Executive and the Employer are party to a separate agreement known as The Executive Employee Continuity Agreement (the "EECA"). The EECA remains in effect and is not superseded by this Agreement. Except as to restrictive covenants, to the extent that there are conflicts between this Agreement and the EECA, terms of the EECA shall control. As to restrictive covenants, terms of this Agreement shall control over any conflict in terms.

6. **TERMINATION**. Executive's employment with the Employer is "at-will," meaning that either Party may terminate this Agreement and the employment relationship at any time, with or without Cause, or Good Reason. Any termination of Executive's employment pursuant to this Agreement will also serve as termination of any and all offices, positions and directorships held by Executive with the Company and any of its subsidiaries and affiliates. Executive's employment will terminate upon her death, or if she is unable to perform the functions of her position with reasonable accommodation for four (4) consecutive months, or for a total of six (6) months during any twelve (12) month period. The Employer may terminate Executive's employment at any time without notice for Cause (in accordance with the provisions of Section 2(b) herein), or, following fourteen (14) days written notice to Executive, without Cause.

a. Executive may terminate her employment upon ninety (90) days written notice to the Employer. In the event Executive terminates her employment in this manner, she shall remain in the Employer's employ subject to all terms and conditions of this Agreement for the entire ninety (90) day period, performing such duties to which Executive may be directed by the Company.

b. Executive may terminate this Agreement for Good Reason in accordance with the provisions of Section 2(e) herein.

7. **SEVERANCE**. Except in the event of a Qualified Termination within twenty-four (24) months following a Change in Control, as both are defined in the EECA, and which are governed exclusively by the EECA (for clarity, in such instance, Executive shall not be entitled to any severance under this Agreement), Executive shall be entitled to the following compensation, in addition to any accrued but unpaid salary, in the event that this Agreement and her employment are terminated under the following conditions, which are the exclusive compensation and remedies for termination of this Agreement and the employment relationship:

a. **TERMINATION RESULTING FROM DEATH OR DISABILITY**. Subject to the provisions of Section 7(d) below, in the event Executive's employment is terminated as a result of her death or disability, Executive or her estate shall be entitled to (i) such life insurance or disability benefits as Executive may be entitled to pursuant to any life or disability insurance then maintained by the Employer for the benefit of its employees and executive officers; (ii) a pro-rata share of the Bonus in an amount as determined by the Board in the Board's sole discretion, payable no later than November 30 following the end of the Employer's fiscal year during which such termination occurs; (iii) pursuant to the terms and conditions of the Employer's 2013 Cash Incentive Plan, as amended from time to time, payment, at such time as all other participants in that plan receive payment, of any cash incentive attributable to periods during which Executive was employed; (iv) to the extent permitted by the terms and conditions of the Employer's 2013 Long-Term Equity Incentive Plan, as amended from time to time, or other applicable equity incentive plan(s) and to the extent authorized by the terms of each of Executive's outstanding award or grant agreements entered into pursuant to such plan(s), immediate vesting of all stock appreciation rights, restricted stock, and/or stock options previously awarded Executive; and (v) to the extent permitted by the terms and conditions of the CMC Retirement Plan, as amended from time to time, and 2005 Benefit Restoration Plan, as amended from time to time, maintained by the Employer, crediting of any Employer contribution to Executive's account attributable to the plan year during which termination occurs and accelerated full vesting of any previously unvested Employer contributions to Executive's account in such plans. Except as otherwise provided by this Section 7(a) or Section 7(d) below, any amount payable pursuant to this Section 7(a) shall be paid on the 60th day following Executive's termination due to Executive's death or disability.

b. **TERMINATION WITHOUT CAUSE BY EMPLOYER, NON-RENEWAL BY EMPLOYER, OR FOR GOOD REASON BY EXECUTIVE**. Except in the event of a Constructive Termination related to a Change of Control (as both terms are defined in the EECA between the parties), in the event Executive's employment is terminated without Cause by the Employer, or for Good Reason by Executive, or the Employer elects not to renew the Agreement pursuant to Section 3 either at the end of the Initial Term or any Renewal Term, subject to Executive's execution of a general release agreement in favor of the Employer releasing all pending or potential claims, Executive shall be entitled to: (i) an amount equal to two times Executive's then-current annual base salary and (ii) the benefits described above in Section 7(a)(v). If Executive elects not to renew this Agreement, except for Good Reason, then she shall be entitled only to any accrued but unpaid salary through the date of such termination. Except as otherwise provided by Section 7(d) below, any amount payable pursuant to this Section 7(b) shall be paid on the 60th day following Executive's termination.

c. **TERMINATION FOR CAUSE**. In the event Executive's employment is terminated for Cause by the Employer or without Good Reason by Executive, Executive shall only be entitled to accrued but unpaid salary through the date of her termination and will not be entitled to any additional compensation or benefits except as expressly required by applicable law concerning compensation and benefits upon termination of employment.

d. **DELAY OF SEVERANCE PAYMENTS**. To the extent that any post-termination payments to which Executive becomes entitled under this Agreement constitute deferred compensation subject to Section 409A of the Internal Revenue Code (IRC), and Executive is deemed at the time of such termination to be a "specified employee" under said Section 409A, then such payment will not be made or commence until the earliest of (i) the expiration of the six months period measured from the date of Executive's "separation from service" and (ii) the date of Executive's death following such "separation from service". Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or installments) in the absence of this Section 7(d) will be paid to Executive or Executive's beneficiary in one lump sum.

8. **NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY**. The Employer and Executive acknowledge and agree that while Executive is employed pursuant to this Agreement, she will be provided access to Confidential Information of the Employer and its Affiliates, will be provided with specialized training on how to perform her duties, and will be provided contact with the Employer's and its Affiliates' customers and potential customers throughout the world. Executive further recognizes and agrees that (a) the Employer and its Affiliates have devoted a considerable amount of time, effort, and expense to develop its Confidential Information, training, and business goodwill, all of which are valuable assets to the Employer; (b) that Executive will have broad responsibilities regarding the management and operation of the Employer's and its Affiliates' world-wide operations, as well as its marketing and finances, its existing and future business plans, customers and technology; and (c) disclosure or use of the Employer's or its Affiliates' Confidential Information and additional information described herein to which Executive will have access, would cause irreparable harm to the Employer. Therefore, in consideration of all of the foregoing, the Employer and Executive agree as follows:

a. **NON-COMPETITION DURING AND AFTER EMPLOYMENT**. As stated in Section 2(c) herein, Executive will receive Confidential Information by virtue of her employment in an executive capacity with the Company. Accordingly, Executive agrees that during the term of her employment for the Company and for a period of eighteen (18) months after termination of her employment for any reason, she will not compete with the Employer or Affiliates in any location in the world in which the Employer or its Affiliates have operations as of the date of Executive's termination, by engaging in the conception, design, development, production, marketing, selling, sourcing or servicing of any product or providing of any service that is substantially similar to the products or services that the Employer or any of its Affiliates provided during Executive's employment or planned to provide during Executive's employment and of which Executive had knowledge, responsibility or authority, and that she will not work for, assist, or become affiliated or connected with, as an owner, partner, consultant, or in any other capacity, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by the Employer or its Affiliates during Executive's employment, or that were planned to be provided during Executive's employment and of which Executive had knowledge, responsibility or

authority. Additionally, during this period, Executive will not accept employment with or provide services in any capacity to any individual, business entity, investor, or investment fund that is actively involved in or assessing an acquisition of a controlling interest in the Company or purchase of substantially all assets of the Company. The restrictive covenants set forth in this Agreement are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company.

b. **CONFLICTS OF INTEREST**. Executive agrees that for the duration of Executive's employment, she will not engage, either directly or indirectly, in any Conflict of Interest, and that Executive will promptly inform the General Counsel as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Employer any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.

c. **NON-SOLICITATION OF CUSTOMERS AND EMPLOYEES**. Executive further agrees that for a period of two (2) years after the termination of her employment for any reason she will not either directly or indirectly, on her own behalf or on behalf of others (i) solicit or accept any business from any customer or supplier or prospective customer or supplier with whom Executive personally dealt or solicited or had contact with at any time during Executive's employment, (ii) solicit, recruit or otherwise attempt to hire, or personally cause to hire any of the then current employees or consultants of the Employer or any of its Affiliates, or who were former employees or consultants of the Employer or any of its Affiliates during the preceding twelve months, to work or perform services for Executive or for any other entity, firm, corporation, or individual; or (iii) solicit or attempt to influence any of the Employer's or any of its Affiliates' then current customers or clients to purchase any products or services substantially similar to the products or services provided by the Employer or any of its Affiliates during Executive's employment (or that were planned to be provided during Executive's employment) from any business that offers or performs services or products substantially similar to the services or products provided by Employer or any of its Affiliates.

d. **NON-DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION**.

(i) Executive further agrees that during the term of her employment and thereafter she will not, except as the Employer may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish, or otherwise disclose to any third party any Confidential Information or proprietary information of the Employer or any of its Affiliates, or authorize anyone else to do these things at any time either during or subsequent to her employment with the Employer. If Executive becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any Confidential Information, then Executive shall give the Employer prompt notice to that effect, and will cooperate with the Employer if the Employer seeks to obtain a protective order concerning the Confidential Information. Executive will disclose only such Confidential Information as her counsel shall advise is legally required.

(ii) Executive agrees to deliver to the Employer, at any time the Employer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in electronic format on a computer hard drive, disk or in other form (and all copies of all of the

foregoing), relating to the businesses, operations or affairs of the Employer or any of its Affiliates and any other Confidential Information that Executive may then possess or have under her control.

(iii) This section shall continue in full force and effect after termination of Executive's employment and after the termination of this Agreement for any reason, including expiration of this Agreement. Executive's obligations under this section of this Agreement with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately and without breach by Executive of her obligations under this Agreement. It is understood that such Confidential Information and proprietary information of the Employer and its Affiliates includes matters that Executive conceives or develops during her employment, as well as matters Executive learns from other employees of the Employer or its Affiliates.

(iv) Notwithstanding any other provision of this Agreement, Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. Executive and the Company agree that nothing in this Agreement (or any other agreement with the Company) is intended to interfere with Executive's right to (i) report possible violations of federal, state or local law or regulation to any governmental agency or entity charged with the enforcement of any such laws (such as the Securities Exchange Commission), (ii) make other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, (iii) file a claim or charge with any state human rights commission or any other government agency or entity, or (iv) testify, assist or participate in an investigation, hearing or proceeding conducted by any state human rights commission or any other government or law enforcement agency, entity or court. In making or initiating any such reports or disclosures, Executive need not seek the Company's prior authorization and is not required to notify the Company of any such reports or disclosures.

(v) Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

e. **Survival of Restrictive Covenants**. All restrictive covenants herein shall survive termination of this Agreement and Executive's employment, regardless of reason, including expiration of the Agreement by passage of time and non-renewal.

9. **REMEDIES**. Executive acknowledges that the restrictions contained in Section 8, in view of the nature of the Employer and its Affiliates' global business and Executive's global position with the Employer, are reasonable and necessary to protect the Employer and its Affiliates' legitimate business interests, including its Confidential Information, training and business goodwill, and that any violation of this Agreement would result in irreparable injury to the Employer. In the event of a breach by Executive of any provision of Section 8, the Employer shall be entitled, in addition to any other remedies that may be available, to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach without the

necessity of proving irreparable harm or posting of a bond, and to recover the Employer's attorneys' fees, costs and expenses related to the breach and any such action to enforce the provisions of Section 8. The existence of any claim or cause of action by Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the restrictive covenants contained in Section 8.

10. **REFORMATION**. Executive and the Employer agree that all of the covenants contained in Section 8 shall survive the termination of Executive's employment and/or termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in Section 8 shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit in its duration or scope, then the court shall have such authority to so reform the covenant and the Parties shall consider such covenant(s) and/or other provisions of Section 8 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that these covenants are void or otherwise unenforceable in any particular area or jurisdiction, then the Employer may consider such covenant(s) and/or provisions of Section 8 to be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered hereunder, the covenants contained herein shall remain in full force and effect as originally written.

11. **TOLLING**. If Executive violates any of the restrictions contained in this agreement, the restrictive period will be continued and enlarged for such length of time as the Employee is in violation of the restrictive covenant.

12. **NOTICE TO FUTURE EMPLOYERS**. If Executive, in the future, seeks or is offered employment, or any other position or capacity with another company or entity, Executive agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section 8. Further, before taking any employment position with any company or entity during the 18-month period described in Section 8, Executive agrees to give prior written notice to the Employer, including the name of such company or entity and confirming in that notice that she has provided a copy of Section 8 to such new employer or entity.

13. **INVENTIONS**.

a. Executive acknowledges that during the Transition Period, Executive may be involved in (1) the conception or making of improvements, discoveries, or inventions (whether or not patentable and whether or not reduced to practice), (2) the production of original works of authorship (whether or not registrable under copyright or similar statutes) or (3) the development of trade secrets relating to the Employer's or any of its Affiliates' business. Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of her employment, and which are protectable by copyright, are "works made for hire," pursuant to the United States Copyright Act (17 U.S.C., Section 101) and are consequently owned by the Employer or any of its Affiliates. Executive further acknowledges that all improvements, discoveries, inventions, trade secrets or other form of intellectual property is the exclusive property of the Employer or any of its Affiliates.

b. Executive hereby waives any rights she may have in or to such intellectual property, and Executive hereby assigns to the Employer or any of its Affiliates all right, title and interest in and to such intellectual property. At the Employer's or any of its Affiliates' request and

at no expense to Executive, Executive shall execute and deliver all such papers, including any assignment documents, and shall provide such cooperation as may be necessary or desirable, or as the Employer or any of its Affiliates may reasonably request, to enable the Employer or any of its Affiliates to secure and exercise its rights to such intellectual property.

14. **RETURN OF PROPERTY**. All lists, records, designs, patents, plans, manuals, memoranda and other property delivered to Executive by or on behalf of the Employer or any of its Affiliates or by any of their clients or customers, and all records and emails compiled by Executive that pertain to the business of the Employer or any of its Affiliates (whether or not confidential) shall be and remain the property of the Employer and be subject at all times to its discretion and control. Likewise, all correspondence and emails with clients, customers or representatives, reports, research, records, charts, advertising materials, and any data collected by Executive, or by or on behalf of the Employer or any of its Affiliates or its representatives (whether or not confidential) shall be delivered promptly to the Employer without request by it upon termination of Executive's employment.

15. **ASSIGNMENT**. This Agreement may be assigned by the Employer, but cannot be assigned by Executive.

16. **BINDING AGREEMENT**. Executive understands that her obligations under this Agreement are binding upon Executive's heirs, successors, personal representatives, and legal representatives.

17. **EXECUTIVE'S REPRESENTATIONS**. Executive represents that her acceptance of employment with the Employer (a) will not result in a breach of any of Executive's obligations and agreements with any current or former employer, partnership or other person and (b) would not otherwise result in any liability to the Employer or any of its Affiliates. In addition, Executive represents to the Employer that she is not a party or subject to (i) any restrictive covenants, including without limitation, relating to competition, solicitation or confidentiality (other than general obligations to maintain confidentiality) that precludes or would materially interfere with her employment with the Employer as contemplated by, and as of the date of, this Agreement, and/or (ii) any agreement with any other employer, partnership or other person that in any way materially compromises, limits or restricts Executive's ability to perform her duties for the Employer as contemplated by, and as of the date of, this Agreement.

18. **NOTICES**. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as follows:

Executive:	Employer:
Barbara R. Smith [redacted]	Commercial Metals Company Attention: Chief Legal Officer 6565 North MacArthur Blvd., Suite 800 Irving, Texas 75039

19. **WAIVER**. No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

20. **SEVERABILITY**. Subject to the provisions of Section 10 herein, if any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect. Furthermore, any breach by the Employer of any provision of this Agreement shall not excuse Executive's compliance with the requirements of Section 10.

21. **ENTIRE AGREEMENT AND UNDERSTANDING**. The terms and provisions contained herein shall constitute the entire agreement between the Parties with respect to Executive's employment with the Employer during the time period covered by this Agreement. The Parties represent and warrant that they have read and understood each and every provision of this Agreement, and that they are free to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that both Parties have voluntarily entered into this Agreement.

22. **EFFECTIVE DATE**. It is understood that this Agreement shall be effective as of the Effective Date and that the terms of this Agreement shall remain in full force and effect both during Executive's employment and where applicable thereafter.

23. **GOVERNING LAW; RESOLUTION OF DISPUTES; WAIVER OF JURY TRIAL**. This Agreement shall, at the choice of the Employer, be construed according to the laws of the State of Texas. All disputes relating to the interpretation and enforcement of the provisions of this Agreement shall, be resolved and determined exclusively by the federal or state courts in Dallas County, Texas. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND EXECUTIVE'S EMPLOYMENT AND COMPENSATION, OR TERMINATION THEREFROM.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

<u>EXECUTIVE</u>

Barbara R. Smith

<u>EMPLOYER</u>

COMMERCIAL METALS COMPANY

By: Jody Absher
VP, CLO and Secretary